As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________
SportsQuest, Inc.
(Name of small business issuer in its charter)

Delaware	8741	22-2742564

(State or other jurisdiction of incorporation or organization )	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

801 International Parkway, 5th floor
Lake Mary, Florida 32746
(757) 572-9241
(Address and telephone number of principal executive offices and principal place of business)

R. Thomas Kidd
President & Chief Executive Officer
SportsQuest, Inc.
801 International Parkway, 5th floor
Lake Mary, Florida 32746
(757) 572-9241
(Name, address and telephone number of agent for service)

Copies to:
John M. Paris Jr., Esq.
Anne E. Domozick, Esq.
Williams Mullen
222 Central Park Avenue, Suite 1700
Virginia Beach, Virginia 23462
(757) 499-8800
(757) 473-0395 (fax)

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value, issuable upon conversion of the secured convertible notes	18,012,500	(2)	$0.60	(3)	$10,807,500	$331.79
Common stock, $0.0001 par value, issuable upon exercise of warrants	10,000,000	(4)	$0.60	(3)	$6,000,000	$184.20
Common stock, $0.0001 par value	10,000,000	(5)	$0.60	(3)	$6,000,000	$184.20
Total	38,012,500				$22,807,500	$700.19

(1) Includes shares of our common stock, $0.0001 par value per share, that may be offered pursuant to this registration statement. These shares are issuable on conversion of secured convertible notes and the exercise of warrants held by the selling stockholders and to Dutchess Private Equities Fund, Ltd. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable on conversion of the secured convertible notes and exercise of the warrants, as this number may be adjusted by stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered represents a good faith estimate by us of the number of shares of common stock issuable on conversion of the secured convertible notes and on exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable on conversion of the secured convertible notes and on exercise of the warrants to account for market fluctuations and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely on Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely on Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate (200%) of the shares underlying secured convertible notes to account for market fluctuations.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices (each, $0.60 per share) as reported on the Over-The-Counter Bulletin Board on September 11, 2007.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $0.25 per share to account for antidilution and price protection adjustments.

(5) Represents shares issued to Dutchess Private Equities Fund, Ltd.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2007

SPORTSQUEST, INC.

18,012,500 SHARES OF COMMON STOCK
(issuable on conversion of $5,403,750 of secured convertible notes)

10,000,000 SHARES OF COMMON STOCK
(issuable on conversion of warrants)

10,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 38,012,500 shares of our common stock, including up to 18,012,500 shares of common stock underlying secured convertible notes in the principal amount of $5,403,750, up to 10,000,000 shares of common stock issuable on exercise of common stock purchase warrants and 10,000,000 shares of common stock issuable to Dutchess Private Equities Fund, Ltd.

$1,500,000 of the secured convertible notes are convertible into our common stock at 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date; provided, however, such percentage shall increase to 70% if the registration statement becomes effective on or before a date to be negotiated by us and the selling stockholders owning secured convertible notes. $3,903,750 of the secured convertible notes are convertible into our common stock at 25% of the average of the three lowest intraday trading prices for the common stock on a principal market for the three trading days before but not including the conversion date.

The selling stockholders may sell common stock from time to time through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then current market prices or in individually negotiated transactions at such prices as may be agreed upon. We will pay all reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registering these shares, including, without limitation, all registration, listing and qualification fees, printers and accounting fees, the fees and disbursements of our counsel, and the reasonable fees and disbursements of counsel selected by the selling stockholders.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "SPTQ.OB". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on September 11, 2007, was $0.60.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2007.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

SportsQuest, Inc.

Overview

Before March 2007, our primary business activity was the realization of commissions from the operation by Air Brook Limousine, Inc., one of our stockholders, of two airport ground transportation terminals in New Jersey. In March 2007, Air Brook Limousine notified us of its intent to cancel certain agreements relating to the payment of such commissions, and as a result of such cancellation, we lost our source of revenue. However, Air Brook Limousine had agreed, pursuant to an agreement, dated August 10, 1993, to fund our operations for as long as it deemed necessary and was financially able to do so.

On August 16, 2007, Lextra Management Group, Inc., an event management company, acquired 51.16% of our issued and outstanding common stock and an outstanding accounts receivable due to Air Brook Limousine by us in the amount of $340,000. At the closing, Air Brook Limousine terminated the August 10, 1993 agreement referenced above. On August 16, 2007, we issued 6,800,000 shares of our common stock to Lextra in exchange for the forgiveness of the $340,000 receivable. On August 21, 2007, we acquired all of the assets of Lextra pursuant to an Asset Purchase Agreement dated August 21, 2007, in exchange for the issuance of 2,000,000 shares of common stock to Lextra and the forgiveness of our $500,000 loan to Lextra. The assets of Lextra were transferred to our wholly-owned subsidiary, SportsQuest Management Group, Inc.

After August 16, 2007, we began creating, developing, owning and managing high end sports events and their operating entities, as well as executing a growth strategy involving acquisitions of diverse and effective sports marketing platforms. Sports and sports marketing platforms are becoming an integral element of today’s top business strategies. In addition, we deliver substantial value to our sponsorship partners by utilizing our major sporting event hospitality and ticket packages provided by our wholly-owned subsidiary, SportsQuest Management Group, Inc., as a value added deliverable to our partners. These hospitality and ticket packages include the Super Bowl, The Masters, the Kentucky Derby, the US Open, and the PGA Championship.

Among our current sports events, either owned, managed, sponsorship representation, currently in negotiation to be operated through joint ventures, or in the process of being acquired are the following:
•  Dodge Celebrity Invitational on Fox
•  Dennis Quaid Celebrity Weekend
•  Trump Million Dollar Invitational on ESPN
•  World Series of Amateur Golf on NBC Sports
•  World Series of Professional Golf on NBC Sports
•  World Series of Celebrity Golf on NBC Sports
•  People vs. the Pros on ESPN
•  NAACP Image Awards
•  Jeremy Bloom Pro Celebrity
•  R. Lee Ermey Celebrity Experience
•  Urban Convergence Festival
•  Jack Wagner Celebrity Invitational

Our principal offices are located at 801 International Parkway, 5th floor, Lake Mary, Florida 32746, and our telephone number is (757) 572-9241. We are a Delaware corporation.

Securities Purchase Agreement

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC, all accredited investors, on August 16, 2007 for the sale of (i) $1,500,000 in secured convertible notes and (ii) warrants to buy 10,000,000 shares of our common stock at an exercise price of $0.25 per share at any time through August 16, 2014.

These investors committed to providing us with the following funds (gross proceeds):

·	$500,000 disbursed on August 16, 2007;

·	$500,000 disbursed on September __, 2007; and

·	$500,000 to be disbursed on the effectiveness of this Registration Statement.

The secured convertible notes accrue interest at a rate of 8% per year, mature three years from the date of issuance and are convertible into our common stock, at the selling stockholder’s option, at 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date; provided, however, such percentage shall increase to 70% in the event that the registration statement becomes effective on or before a date to be negotiated by us and the selling stockholders owning secured convertible notes. Accordingly, there is no limit on the number of shares into which the notes may be converted. As of September 11, 2007, 60% of the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $0.60. Therefore, the conversion price for the $1,500,000 secured convertible notes as of that date would be $0.36 and, based on this conversion price, the $1,500,000 secured convertible notes would be convertible into 4,166,667 shares of our common stock.

AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC have contractually agreed to restrict their ability to convert the notes or exercise their warrants and receive shares of our common stock so that the number of shares of common stock held by them and their affiliates after conversion or exercise will not exceed 4.99% of the then issued and outstanding shares of common stock.

Stock Issuance, Assumption and Release Agreement

On August 17, 2007, we entered into a Stock Issuance, Assumption and Release Agreement with Greens Worldwide Incorporated, a vertically integrated sports marketing and management company, engaged in owning and operating sports entities and their support companies, and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The transaction closed August 17, 2007. Pursuant to the agreement, Greens Worldwide issued 390,000 shares of its Series A Convertible Preferred Stock, par value $10.00 per share, which shares are convertible into 249,600,000 shares of its common stock, to us in exchange for our assumption of 50% of Greens Worldwide’s indebtedness to the four investors referenced above.

Under the terms of the agreement, the four investors released Greens Worldwide from its obligations. In consideration for such release, we issued to the four investors’ successors, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC, callable secured convertible notes with an aggregate face amount of $3,903,750, including interest, and Greens Worldwide issued to the three successor investors callable secured convertible notes with an aggregate face amount of $3,903,750, including interest. The secured convertible notes do not bear interest, are due and payable on March 22, 2010 and are convertible into our common stock or the common stock of Greens Worldwide, as applicable, at 25% of the average of the three lowest intraday trading prices for the common stock on a principal market for the three trading days before but not including the conversion date. Accordingly, there is no limit on the number of shares into which the notes may be converted. As of September 11, 2007, 25% of the average of the three lowest intraday trading prices for our common stock during the preceding three trading days as reported on the Over-The-Counter Bulletin Board was $0.60. Therefore, the conversion price for the secured convertible notes as of that date would be $0.15 and, based on this conversion price, the $3,903,750 secured convertible notes would be convertible into 26,025,000 shares of our common stock.

AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC have contractually agreed to restrict their ability to convert the notes and receive shares of our common stock so that the number of shares of common stock held by them and their affiliates after conversion will not exceed 4.99% of the then issued and outstanding shares of common stock

The issuance of the Series A Convertible Preferred Stock to us under the agreement resulted in a change of control of Greens Worldwide because the terms of the preferred stock entitle us to elect a majority of the members of the Greens Worldwide board of directors. In addition, our ability to vote our shares of preferred stock on an as-converted basis assures our control of any matters presented to the holders of Greens Worldwide common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes and warrants referenced above.

THE OFFERING

Common stock offered by selling stockholders	Up to 38,012,500 shares, including the following:

- up to 18,012,500 shares of common stock underlying secured convertible notes in the principal amount of $5,403,750 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations),

- up to 10,000,000 shares of common stock issuable on the exercise of common stock purchase warrants at an exercise price of $0.25 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution and price protection adjustments),

- 10,000,000 shares of common stock issued to Dutchess Private Equities Fund, Ltd.

This number represents 343% of our current outstanding stock.*

Common stock to be outstanding after the offering	Up to 49,090,422 shares

Use of proceeds	See “Use of Proceeds” section.

Over-The-Counter Bulletin Board Symbol	SPTQ.OB

* Based on 11,077,922 shares of common stock issued and outstanding as of September 11, 2007.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually materialize, our business, operating results and financial condition could be harmed and the value of our stock could decrease. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have A Limited Operating History To Evaluate Our Prospects.

On August 16, 2007, Lextra Management Group, Inc. purchased a majority of our common stock pursuant to an Agreement dated June 26, 2007, and we commenced operations as a vertically integrated sports and entertainment marketing and management company, engaged in owning and operating sports entities and their support companies. On August 16, 2007, an agreement dated August 10, 1993 between us and Air Brook Limousine, Inc., in which Air Brook Limousine agreed to fund our operations, terminated. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

We May Not Achieve or Sustain Profitability Under Our New Business Model.

We operated at a net profit of $50,402 for the period from November 1, 2005 through October 31, 2006. For the seven months ended July 31, 2007, we had a net profit of $30,885. Our new business model has no relation to our former business model, however. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Revenues and profits, if any, will depend on various factors, including whether we will be able to continue expansion of our business. We may not achieve all our business objectives and the failure to achieve such goals would adversely impact us.

If We Cannot Obtain Additional Funding, Our Business Operations Will Be Harmed And If We Do Obtain Additional Financing, Our Stockholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our sales and marketing activities and for future acquisitions. Additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow. Any additional equity financing may involve substantial dilution to our stockholders.

Our Independent Registered Public Accounting Firm Has Stated There Is Substantial Doubt About Our Ability To Continue As A Going Concern. This May Hinder Our Ability To Obtain Future Financing.

In its report dated January 19, 2007 on our financial statements as of October 31, 2006, our independent auditor raised substantial doubt about our ability to continue as a going concern (as expressed in Note 2 to the financial statements). Management believes that the funding commitment we currently have with AJW Master Fund, Ltd., AJW Partners, LLC and New Millennium Capital Partners II, LLC and Dutchess Private Equities Fund, Ltd. will allow us to continue as a going concern. There is no guarantee that we will become profitable and be able to adhere to the terms and conditions of the various financings.

If We Cannot Retain The Services Of R. Thomas Kidd Or If We Cannot Successfully Recruit Qualified Personnel Having Experience In Our Business, We May Not Be Able To Continue Our Operations In The Manner Envisioned.

Our success depends to a great extent on the continued service of R. Thomas Kidd, our President and Chief Executive Officer. Loss of the services of Mr. Kidd could have a material adverse effect on our growth, revenues, and prospective business. Mr. Kidd also serves as the President and Chief Executive Officer of Greens Worldwide Incorporated, a majority-owned subsidiary. This dual role could cause Mr. Kidd to make decisions that necessarily favor us over the subsidiary or the subsidiary over us. We intend to find a substitute for Mr. Kidd at the Greens Worldwide level as soon as is practicable. In addition, to successfully implement and manage our business plan, we must, among other things, successfully recruit qualified personnel having experience in our line of business. Competition for such qualified individuals is intense.

Our Success Depends On Our Ability To Adequately Protect Our Intellectual Property, Including Trade Name, Trade Secrets And Trademarks.

We hold federal trademarks of the names and logos of our subsidiaries. We also hold service marks and copyrights on our website content and products. Where patent protection is not available, we rely for protection of our intellectual property on trade secret law and nondisclosure and confidentiality agreements with our employees and others. There can be no assurance that such agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop technologies or know-how similar to ours.

Our success will also depend on our ability to avoid infringement of proprietary rights of others. We are not aware that we are infringing any such rights, nor are we aware of proprietary rights of others for which we will be required to obtain a license to develop our products. However, there can be no assurance that we are not infringing proprietary rights of others, or that we will be able to obtain any technology licenses we may require in the future.

Profits Of Enterprises Involved In The Sports Industry Generally Depend On Many Variables.

The business of operating professional sports events is complex and subject to many factors that can affect the success or failure of the events. We depend on many support structures, including, but not necessarily limited to, player participation, media coverage, event community support, sponsorships, television, qualified personnel to conduct the event, charity relationships and public acceptance of us. Failure of any of these support structures will affect the level of success. Failure of more than one of these support structures will severely impact our business and our ability to continue to hold all events.

Risks Relating to Our Current Financing Arrangement:

There Are A Large Number Of Shares Underlying Our Secured Convertible Notes And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

As of September 11, 2007, we had 11,077,922 shares of common stock issued and outstanding. We also have $4,903,750 of secured convertible notes outstanding and are obligated to issue $500,000 of additional secured notes, converting into shares of common stock at a discount to then current market prices and related warrants to purchase 10,000,000 shares of common stock at an exercise price of $0.25 per share. The number of shares of common stock issuable on conversion of the outstanding secured convertible notes will increase if the market price of our stock declines. All of the shares registered, including shares issuable on conversion of the secured convertible notes and on exercise of our warrants, may sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature Of Our Secured Convertible Notes Could Require Us To Issue A Substantially Greater Number Of Shares, Causing Dilution To Existing Stockholders.

Our obligation to issue shares on conversion of our secured convertible notes is essentially limitless.

The following is an example of the amount of shares of our common stock issuable on conversion of the principal amount of our $1,500,000 secured convertible notes issued under the Securities Purchase Agreement, dated August 16, 2007, based on market prices of our common stock 25%, 50% and 75% below the market price as of September 11, 2007 of $0.60.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 30%	Issuable	Stock
25	0.45	0.32	4,687,500	42.3
50	0.30	0.21	7,142,857	64.5
75	0.15	0.11	13,636,364	123.1

The following is an example of the amount of shares of our common stock issuable on conversion of the principal amount of our $3,903,750 secured convertible notes issued under the Stock Issuance, Assumption and Release Agreement, dated August 17, 2007, based on market prices of our common stock 25%, 50% and 75% below the market price as of September 11 of $0.60.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 75%	Issuable	Stock
25	0.45	0.11	35,488,636	320.4
50	0.30	0.08	48,796,875	440.5
75	0.15	0.04	97,593,750	881.0

As illustrated, the number of shares of common stock issuable on conversion of our secured convertible notes will increase if the market price of our stock declines, causing dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature Of Our Secured Convertible Notes May Have A Depressive Effect On The Price Of Our Common Stock.

The secured convertible notes issued under the Securities Purchase Agreement, dated August 16, 2007, are convertible into shares of our common stock at a 40% discount to the trading price of the common stock before conversion; provided, however, such percentage shall increase to 70% in the event that the registration statement becomes effective on or before a date to be negotiated by us and the selling stockholders owning secured convertible notes. The secured convertible notes issued by us under the Stock Issuance, Assumption and Release Agreement are convertible into our common stock at a 75% discount to the trading price of the common stock before conversion.

The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued on conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance Of Shares On Conversion Of The Secured Convertible Notes And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Existing Stockholders.

The issuance of shares on conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders because the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued that will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If Our Stock Price Declines, Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes And Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required To File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering With The Prospectus Are Not Adequate And We Are Required To File An Additional Registration Statement, We Will Incur Substantial Costs.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares on conversion of the secured convertible notes, we have made a good faith estimate of the number of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated 18,012,500 shares to cover the conversion of the secured convertible notes. If our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we will incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required For Any Reason To Repay Our Outstanding Secured Convertible Notes, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure To Repay The Secured Convertible Notes, If Required, Could Result In Legal Action Against Us. This Could Require The Sale Of Substantial Assets.

On August 16, 2007, we entered into a Securities Purchase Agreement for the sale of an aggregate principal amount of $1,500,000 of secured convertible notes, which are due and payable three years from the date of issuance, unless sooner converted into shares of our common stock. On August 17, 2007, we assumed $3,903,750 of secured convertible notes of a subsidiary in exchange for preferred stock in that subsidiary, which convertible notes are due and payable on March 22, 2010, unless sooner converted into shares of our common stock. We currently have an aggregate principal amount of $4,903,750 of secured convertible notes outstanding.

In addition, any event of default such as our failure to repay the principal when due, our failure to issue shares of common stock on conversion by holders, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the convertible note or any related agreement, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of certain specified amounts, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the secured convertible notes, including the imposition of a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock in accordance with their terms. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the noteholders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If An Event Of Default Occurs Under The Securities Purchase Agreement, Stock Issuance, Assumption and Release Agreement, Secured Convertible Notes, Warrants, Security Agreement Or Intellectual Property Security Agreement, The Investors Could Take Possession Of All Our Goods, Inventory, Contractual Rights And General Intangibles, Receivables, Documents, Instruments, Chattel Paper, And Intellectual Property.

In connection with the Securities Purchase Agreement and the Stock Issuance, Assumption and Release Agreement we entered into on August 16, 2007 and August 17, 2007, respectively, we executed or became bound by a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. These agreements provide that, if an event of default occurs under the instruments secured by them, the investors have the right to take possession of the collateral, to operate our business using the collateral and to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail To Remain Current On Our Securities Reporting Requirements, We Could Be Removed From The OTC Bulletin Board. This Will Limit The Ability Of Broker-Dealers To Sell Our Securities And The Ability Of Stockholders To Sell Their Securities In The Secondary Market.

Companies trading on the OTC Bulletin Board, like us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934 and must be current in their reports under Section 13, to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock Is Subject To The "Penny Stock" Rules Of The SEC And The Trading Market In Our Securities Is Limited. This Makes Transactions In Our Stock Cumbersome And May Reduce The Value Of An Investment In Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 establishing the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5 per share or with an exercise price of less than $5 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the Rules requires:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver before any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, that, in highlighted form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor before the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure must also be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock covered by this prospectus.

We will receive the exercise price for any common stock we issue to the selling stockholders that hold warrants on exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants for general working capital purposes. However, AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC will be entitled to exercise warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. If AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

We will receive the sale price of any common stock we sell to Dutchess Private Equities Fund, Ltd. We expect to use the proceeds received from such sale for general working capital purposes.

We did not receive proceeds from the $3,903,750 of secured convertible notes we assumed from a subsidiary in exchange for preferred stock of that subsidiary. We have received gross proceeds of $1,500,000 from the sale of secured convertible notes. The proceeds received from the sale of the secured convertible notes are being used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and purchasing inventory.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET PRICE

Our common stock has been quoted on the OTC Bulletin Board under the symbol "SPTQ.OB" since _______, 2007. Prior to that time, the symbol for the common stock was “ARBK.OB.”

For the periods indicated, the following table sets forth the high and low trading sales prices per share of our common stock that are known to us.

	High($)	Low ($)
Year Ended October 31, 2005
First Quarter	0.17	0.07
Second Quarter	0.16	0.12
Third Quarter	0.12	0.05
Fourth Quarter	0.075	0.05

Year Ended October 31, 2006
First Quarter	0.15	0.075
Second Quarter	0.15	0.15
Third Quarter	0.15	0.12
Fourth Quarter	0.15	0.10

Year Ended October 31, 2007
First Quarter	0.14	0.11
Second Quarter	N/A (1)	N/A (1)
Third Quarter	0.75	0.16
Fourth Quarter (2)	0.60	0.51

(1) There were no trades in the second quarter of the year ended October 31, 2007.
(2) Through September 5, 2007

HOLDERS

As of September 11, 2007, there are 133 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies. The transfer agent of our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent on our financial condition, results of operations, capital requirements and other factors the Board of Directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

·	discuss our future expectations;

·	contain projections of our future results of operations or of our financial condition; and

·	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we cannot accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Following the August 16, 2007 transaction in which Lextra acquired a majority interest in us, our existing agreement dated August 10, 1993 between us and Air Brook Limousine, Inc., then one of our stockholders, was terminated. This agreement had provided that Air Brook Limousine would fund our operations for as long as Air Brook Limousine deemed necessary and was financially able to do so. At the time of the closing, we owed Air Brook Limousine $340,000, which payable was acquired by Lextra. Lextra thereafter agreed to forgive our $340,000 obligation in return for 6,800,000 shares of our common stock. The disclosures below relate to our operations before the closing of this transaction and the current state of our affairs.

In March 2007, Air Brook Limousine notified us that it had experienced extraordinary increases in the cost of performing certain agreements under which it paid our wholly-owned subsidiary, A.B. Park & Fly, Inc., commissions from Air Brook Limousine’s operation of two airport ground transportation terminals in New Jersey and advised us of its intent to cancel the contracts. As part of a settlement of issues, we entered into an Agreement and Plan of Reorganization dated March 8, 2007, pursuant to which, among other things, we agreed that A.B. Park & Fly would be merged with and into a wholly-owned subsidiary of Air Brook Limousine and the separate existence of A.B. Park & Fly would cease. In consideration for the preceding, Air Brook Limousine delivered to us 150,000 shares of the our common stock, which we canceled as outstanding shares.

On July 6, 2007, we filed a Form 8-K with the Securities and Exchange Commission concerning a material definitive agreement dated as of June 26, 2007 concerning prospective changes in control of us. We and certain shareholders who owned and controlled more than 51.16% of our issued and outstanding shares of common stock and Lextra entered into this agreement pursuant to which, among other things, Lextra would (a) acquire 1,165,397 shares of our common stock from the selling shareholders for $116,500; (b) acquire from Air Brook Limousine the $340,000 receivable discussed above; and (c) pay certain expenses in connection with the transaction in the amount of $43,500. Upon consummation of the proposed transactions, including the exchange of the $340,000 receivable for 6,800,000 of our common stock, Lextra would own more than 51.16% of our issued and outstanding shares of common stock and would be deemed in control of us.

Pursuant to this Agreement, R. Thomas Kidd, Chief Executive Officer of Lextra would be appointed as our sole director, effective as of the closing of the agreement. In addition, Donald M. Petroski and Jeffrey M. Petroski, comprising our then current directors, agreed to tender their respective resignations as our directors effective as of the closing date.

This agreement also provided that Donald M. Petroski would also tender his resignation as our president and chief financial officer and Jeffrey M. Petroski would also tender his resignation as our treasurer and secretary. The agreement also provided that following the resignations of Donald M. Petroski and Jeffrey M. Petroski as our officers, our board of directors would elect R. Thomas Kidd as our chief executive officer. All of these transactions occurred on August 16, 2007.

We now have a very different model than we did while under the control of Air Brook Limousine and affiliates. We intend to generate revenue through creating, developing, owning, and managing high end sports events. We also will consider acquiring other sports marketing platforms. A principal source of revenue is intended to be provided by sponsors of these sporting events. We intend to generate revenue in part through entering into contracts with the sponsors whose branding efforts focus on presenting sports related entertainment events. We will make these sponsorships more enticing by offering them hospitality and ticket packages, including those for the Super Bowl, the Masters, the Kentucky Derby, the U.S. Open, the PGA, and other attractive venues in return for their sponsorship of our events. We will also generate revenue from participants in the Company’s sports events. For example, we will charge some participants for the right to participate in the events.

By operating numerous events, we are able to control the expenses associated with each event through our ability to obtain fair pricing from vendors. Our intention is to generate significant margins from each event due to our ability to contract with attractive sponsors and control our expenses through the use of common vendors at many different events.

Before our controlling interest was acquired by Lextra, we had a different business model focused on the collection of a royalty related to the sale of transportation services. Pursuant to an agreement signed on February 4, 1991, we transferred all of our operating activities for our Satellite Terminal located in Ridgewood, New Jersey and, on July 1, 1991, our transportation equipment to Air Brook Limousine, one of the selling shareholders in the August 16, 2007 transaction. Air Brook Limousine in return agreed to pay us a fee equal to 10% of gross collections from the Satellite Terminal.

On May 1, 1993, we entered into an agreement with Air Brook Limousine in which Air Brook Limousine agreed to open and operate a second Satellite Terminal located in the borough of Montvale, New Jersey. Pursuant to the now terminated agreement, Air Brook Limousine bore all costs of operating the Satellite Terminal and paid us three percent of Air Brook Limousine’s gross receipts from the Satellite Terminal.

On August 10, 1993, we entered into the now terminated agreement with Air Brook Limousine which stipulated that Air Brook Limousine would fund our operations for as long as Air Brook Limousine deemed it necessary and as long as Air Brook Limousine was financially able. These advances were due on demand. Air Brook Limousine retained the power to terminate this agreement at any time at its own discretion, which it did on August 16, 2007.

Year ended October 31, 2006 compared to Year ended October 31, 2005

In conjunction with these agreements, we generated revenue of $68,802 for the year ended October 31, 2006 and $59,047 for the year ended October 31, 2005. This increase in revenue is principally attributable to increased volume.

For the year ended October 31, 2006, our expenses amounted to $8,416 as compared to $6,680 for the year ended October 31, 2005. At the time, our expenses were administrative in nature since all of the operational expenses were borne by the affiliate based on the agreements discussed above. General and administrative expenses increased to $8,416 for the year ended October 31, 2006 from $6,680 for the year ended October 31, 2005. This increase was principally attributable to the timing of the payment of fees, and the write-off of a security deposit.

As a result of assigning our operations to an affiliate, we have been able to generate net income of $50,402 for the year ended October 31, 2006 and $49,067 for the year ended October 31, 2005.

Nine months ended July 31, 2007 compared to nine months ended July 31, 2006

We generated revenue of $28,183 for the nine months ended July 31, 2007 and $51,312 for the nine months ended July 31, 2006. The decrease in revenue is attributable to the termination on March 8, 2007 of the agreements of February 4, 1991 and May 1, 1993 referred to above.

For the nine months ended July 31, 2007, we generated net income in the amount of $30,885, whereas for the nine months ended July 31, 2006, we generated net income in the amount of $46,149. The decrease in net income from prior year levels is principally attributable to the termination on March 8, 2007 of the revenue-generating contracts referred to above.

Liquidity and Capital Resources

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. As shown in the consolidated financial statements, at October 31, 2006 we had a working capital deficiency of $355,789 as well as an accumulated deficit of $781,178. Until August 16, 2007, we obtained our entire financial support from an affiliate which was under the common control of our majority stockholder. We do not now have the financial support of this shareholder. These factors, among other things, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should we be unable to continue in operation.

On August 16, 2007, we borrowed $500,000 from three private investors and obtained a facility granting us the right to borrow an additional $500,000 upon the filing of the registration statement of which this prospectus is a part, and an additional $500,000 upon the declaration of effectiveness of the registration statement. We also assumed $3,903,750 of indebtedness owed to these same investors by Greens Worldwide Incorporated in return for being granted preferred stock in Greens Worldwide that gives us control of that company. We then entered into an agreement with a private company that entitles us, upon declaration of effectiveness of the registration statement of which this prospectus is a part, to sell the investor shares of our common stock at a discount to the trading value of our common stock.

Off Balance Sheet Arrangements

We currently have no off balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact us in the future, actual results may differ from these estimates.

Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Recently Issued Accounting Standards

The Financial Accountings Standards Board has issued FASB Statement No. 154, "Accounting Changes and Error Corrections", changing the requirements for the accounting for and reporting accounting changes and error corrections for both annual and interim financial statements, effective for 2006 financial statements. We have not determined what its effect, if any, will be on our financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

DESCRIPTION OF BUSINESS

General Overview

Sports and sports marketing platforms are becoming an integral element of today’s top business strategies. We began creating, developing, owning and managing high end sports events and their operating entities, as well as executing a growth strategy involving acquisitions of diverse and effective sports marketing platforms, in August 2007. In addition, we deliver substantial value to our sponsorship partners by utilizing our major sporting event hospitality and ticket packages provided by our wholly-owned subsidiary, SportsQuest Management Group, Inc., as a value added deliverable to our partners. These hospitality and ticket packages include the Super Bowl, The Masters, the Kentucky Derby, the US Open, and the PGA Championship. Prior to our current business, our primary business activity was the realization of commissions from the operation by one of our stockholders of two airport ground transportation terminals in New Jersey.

Among our current sports events, either owned, managed, sponsored or operated through joint ventures, or to be acquired or under negotiation are the following:

•	Dodge Celebrity Invitational on Fox
•	Dennis Quaid Celebrity Weekend
•	Trump Million Dollar Invitational on ESPN
•	World Series of Amateur Golf on NBC Sports
•	World Series of Professional Golf on NBC Sports
•	World Series of Celebrity Golf on NBC Sports
•	People vs. the Pros on ESPN
•	Marathon of Miracles Tour on Lifetime
•	NAACP Image Awards
•	Jeremy Bloom Pro Celebrity
•	R. Lee Ermey Celebrity Experience
•	Urban Convergence Festival
•	Jack Wagner Celebrity Invitational

Corporate Background

We were incorporated in 1986 under the name Bay Head Ventures, Inc. We changed our name to Air Brook Airport Express, Inc. on December 8, 1988. On August 20, 2007, we changed our name to SportsQuest, Inc.

•	Historical Developments

We were formed in 1986 primarily to investigate potential merger candidates, asset purchases and other possible business acquisitions. On July 29, 1988, we acquired 100% of the issued and outstanding shares of A.B. Park & Fly, Inc. Until 1991, it provided direct bus service to and from Newark Liberty International Airport located in New Jersey.

Pursuant to an agreement signed on February 4, 1991, A.B. Park & Fly transferred all of its operating activities for its satellite terminal located in Ridgewood, New Jersey and, on July 1, 1991, its transportation equipment, to Air Brook Limousine, Inc. Air Brook Limousine in return paid us, through A.B. Park & Fly, a fee equal to 10% of gross collections from such terminal.

On May 1, 1993, we, through A.B. Park & Fly, entered into an agreement with Air Brook Limousine in which it agreed to open and operate a second satellite terminal located in the borough of Montvale, New Jersey. Pursuant to the agreement, Air Brook Limousine bore all costs of operating such terminal and paid us, through our subsidiary, three percent of its gross receipts from such terminal.

In March 2007, Air Brook Limousine notified us that it had experienced extraordinary increases in the cost of performing the agreements and advised us of its intent to cancel the contracts. As part of a settlement of issues, we entered into an Agreement and Plan of Reorganization dated March 8, 2007, pursuant to which, among other things, we agreed that A.B. Park & Fly would be merged with and into a wholly-owned subsidiary of Air Brook Limousine, wherein the separate existence of A.B. Park & Fly would cease. In consideration for the preceding, Air Brook Limousine agreed to deliver to us 150,000 shares of our common stock, which we canceled as outstanding shares. This merger was completed on March 15, 2007. As a result, we lost our source of revenue.

However, on August 10, 1993, we had also entered into an agreement with Air Brook Limousine that stipulated that it would fund our operations for as long as Air Brook Limousine deemed necessary and as long as Air Brook Limousine was financially able. Such advances were due on demand. Air Brook Limousine could terminate this arrangement at any time at its own discretion.

•	Recent Developments

On August 16, 2007, Lextra Management Group, Inc., an event management company, acquired 51.16% of our issued and outstanding common stock pursuant to an Agreement dated June 26, 2007 by and among Lextra, our company and certain of our principal stockholders. Pursuant to the terms of this agreement, at the closing, Lextra acquired (a) 1,165,397 shares representing 51.16% of the issued and outstanding shares of our common stock from the selling stockholders for an aggregate purchase price of $116,500 and (b) an outstanding accounts receivable due to Air Brook Limousine by us in the amount of $340,000.  At the closing, Air Brook Limousine cancelled the agreement dated August 10, 1993 under which Air Brook Limousine stipulated that it would fund our operations for as long as Air Brook Limousine deemed necessary and as long as it was financially able. The acquisition of 51.16% of our issued and outstanding shares may be deemed to be a change in control of our company.

On August 16, 2007, we issued 6,800,000 shares of our common stock to Lextra in exchange for the forgiveness of the $340,000 receivable.

On August 21, 2007, we acquired all of the assets of Lextra pursuant to an Asset Purchase Agreement dated August 21, 2007, in exchange for the issuance of 2,000,000 shares of common stock to Lextra and the forgiveness of our $500,000 loan to Lextra. The assets of Lextra were transferred to our wholly-owned subsidiary, SportsQuest Management Group, Inc.

As a result of the foregoing transactions, Lextra acquired beneficial ownership of 9,965,397 shares of our common stock, which represents a 90% ownership interest.

On August 16, 2007, to obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC, all accredited investors, for the sale of (i) up to $1,500,000 in secured convertible notes, which bear interest at a rate of 8% per year, and (ii) warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.25 per share at any time through August 16, 2014. Under the agreements, we received $500,000 on August 16, 2007, $500,000 was disbursed within five days of the filing of this registration statement and $500,000 will be disbursed when this registration statement becomes effective. The secured convertible notes mature three years from the date of issuance and are convertible into our common stock, at the selling stockholder’s option, at 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date; provided, however, such percentage shall increase to 70% in the event that the registration statement becomes effective on or before a date to be negotiated by us and the selling stockholders owning secured convertible notes.

On August 17, 2007, we entered into a Stock Issuance, Assumption and Release Agreement with Greens Worldwide Incorporated, a vertically integrated sports marketing and management company, engaged in owning and operating sports entities and their support companies, and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The transaction closed August 17, 2007. Pursuant to the agreement, Greens Worldwide issued 390,000 shares of its Series A Convertible Preferred Stock, par value $10.00 per share, which shares are convertible into 249,600,000 shares of its common stock, to us in exchange for our assumption of 50% of Greens Worldwide’s indebtedness to the four investors referenced above. Under the terms of the agreement, the four investors released Greens Worldwide from its obligations. In consideration for such release, we issued to the four investors’ successors, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC, callable secured convertible notes with an aggregate face amount of $3,903,750, including interest, and Greens Worldwide issued to the three successor investors callable secured convertible notes with an aggregate face amount of $3,903,750, including interest. The notes are due and payable on March 22, 2010 and are convertible into our common stock or the common stock of Greens Worldwide, as applicable, at a 75% discount to the then current fair market value. The issuance of the Series A Convertible Preferred Stock to us under the agreement resulted in a change of control of Greens Worldwide because the terms of the preferred stock entitle us to elect a majority of the members of the Greens Worldwide board of directors. In addition, our ability to vote our shares of preferred stock on an as-converted basis assures our control of any matters presented to the holders of Greens Worldwide common stock.

On August 20, 2007, we entered into an Agreement for the Exchange of Stock with Zaring-Cioffi Entertainment, LLC, a full-service production company of talent-based special events, and its members, ZCE, Inc. and Q-C Entertainment, LLC. The closing is subject to the conversion of Zaring-Cioffi Entertainment, LLC to a California corporation and completion of our due diligence. Under the terms of the agreement, we agreed to purchase 100% of the issued and outstanding shares of the California corporation in exchange for that number of shares of our common stock with a total value of $500,000, with the number of shares computed by dividing the prior to closing average five day closing price of our common stock into the sum of $500,000. In addition, we agreed to pay to ZCE, Inc. $150,000 in cash at closing and to issue warrants to ZCE Inc. and Q-C Entertainment, LLC to purchase our common stock according to the following schedule: 100,000 shares at a strike price of $0.50 per share expiring December 31, 2007, 100,000 shares at a strike price of $1.00 per share expiring December 31, 2008, and 200,000 shares at a strike price of $1.50 per share expiring December 31, 2009.

On August 23, 2007, we entered into an Investment Agreement and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd. relating to equity financing in the amount of $50,000,000. We received a commitment to purchase up to $50,000,000 of our common stock at a seven percent discount to market for a period of 36 months. Pursuant to the Agreement, the equity funding commitment may not be utilized by us until we file a registration statement and such registration statement is declared effective by the Securities and Exchange Commission.

Brief Summary Of The Events

Trump Million Dollar Invitational

In 2006, the event was contested on the spectacular Trump International Golf Club course at Raffles Resort nestled in the lush rolling hills of Canouan Island in the heart of the Grenadines. The Trump Million Dollar Invitational provided the ultimate challenge to an exclusive group of the world’s finest golfers for a first place prize of $1,000,000. The event was a three-day, 54-hole stroke play competition without the benefit of handicap. The players with the 10 lowest scores advanced to the Grand Prize Matches. The 10 Grand Prize Match finalists played a nine-hole playoff where one player was eliminated on each hole until there were only two players left, who then played the final hole for the $1,000,000 Grand Prize. Total purse was $1,600,000. The Trump Million Dollar Invitational was a dramatic, made-for-television event with worldwide exposure.  The Grand Prize Match was televised by ESPN and ESPN2.  The telecast was also syndicated worldwide. In 2006, the event was telecast in over 500 million homes worldwide. The event is currently being negotiated for its 2008 site and terms of the joint venture with IMS, the creator of the event.

World Series of Golf

The World Series of Golf in 2007 was an amateur prize tournament that allowed players to compete in successive elimination matches and use the pressure of poker and the skills of golf. The inaugural event was played in Las Vegas in May 2007 at The World Series of Golf home course, Primm Valley. Players anted on each tee. The ante was followed by a pass, bet or fold on each golf shot, combining the skill of golf with the finesse of Texas hold’em poker. The objective was to win all the money from the other players in the group. Whoever does that wins the match and advances to the next round. Players are paid after advancing through the first round. The final group of six players played for $450,000 in prize money, with $250,000 going to the winner. The event was televised on NBC Sports. Beginning in 2008, together with World Series of Golf, Inc., we are working toward creating a joint venture for two new World Series of Golf events- the World Series of Professional Golf and the World Series of Celebrity Golf, both televised on NBC Sports. The Company’s wholly owned subsidiary, SportsQuest Management Group, Inc. also represents the project on a marketing basis.

People vs. the Pros

Two hundred amateur golfers, divided into two age groups, compete in a three-day, 54-hole handicapped stroke play tournament. The low-net winners of each age group play against legendary golf professionals. The champions of those two ESPN prime time-televised matches earn $50,000 for the charity of their choice. In 2008, upon succesful conclusion of our acquisition negotiations, SportsQuest Celebrity events may serve as the qualifiers for the People vs. the Pros event.

Dodge Celebrity Invitational

Fans have seen some of the greatest athletes and actors, as well as the world's best celebrity golfers, compete at the Dodge Celebrity Invitational for a purse of $100,000. The event is extremely fan friendly and encourages the interaction between the celebrities and thousands of fans who are in attendance. This year’s event took place April 18-22, 2007 at Stoneybrook Golf Club, located in Estero, and included many tournament alumni hall of famers, such as, Dan Marino, Jim Brown, Johnny Bench, Ivan Lendl, Carlton Fisk, Phil Esposito, Lawrence Taylor, and Steve Spurrier. The event is televised on Fox Sports Net. In 2008, the title sponsor will change as the term of the Dodge title sponsorship expired. We are currently negotiating a new title sponsorship agreement.

Dennis Quaid Celebrity Weekend

Dennis Quaid hosts what is arguably the best celebrity event in the United States. Dennis hosts the event and brings many of his show business friends to raise money for local Austin, Texas charities. This year’s event was held in June 2007 and was the fifth year of the event. Over the course of the event’s history, it has raised over $1 million for Austin Children Charities. This event is owned and operated by Zaring-Cioffi Entertainment, Inc. which recently signed a definitive agreement with SportsQuest to be acquired in a share exchange agreement. Warrior Custom Golf of Irvine, California became the title sponsor of the event in 2007 on a three year term for $625,000. Terms of the sponsorship agreement provide for an option to renew the title sponsorship by Warrior Custom Gold for future years. As of September 14, 2007, Warrior had not exercised its option to renew.

Our Companies

SportsQuest Management Group, Inc. - Hospitality and Event Management

On August 21, 2007, we acquired all of the assets of Lextra Management Group, Inc., a company which offers the most discriminating of client executive services including event hospitality with a specialization in hi-profile sporting events, event management, and specialty insurance. We transferred these assets to our wholly-owned subsidiary, SportsQuest Management Group, Inc., on August 29, 2007.

Through our acquisition of Lextra’s assets, we have a vast network in place that offers the amenities at the lowest possible cost. From corporate conventions to charity fundraisers, to major US sporting events such as the Super Bowl, US Open, PGA Championship, Kentucky Derby, and the Masters, we arrange for our clients’ presence, hospitality packages and tickets, and we can also become our clients’ presence in areas in which they wish to do business.

We will be enhancing all significant corporate sponsorships of Lextra’s celebrity events with packages to all major US sporting events.

Through our acquisition of Lextra, we also acquired Lextra Tickets.com, an independent online ticket broker that specializes in obtaining premium sold out tickets to events nationwide. Lextra Tickets brokers tickets. The ticket price is dependent on the current market price and value, which is usually above the face value of the ticket. Lextra Tickets handles all sporting events, Las Vegas shows, Broadway shows and concerts.

Greens Worldwide Incorporated

Our majority owned subsidiary, Greens Worldwide Incorporated, stock symbol grww.pk, currently owns all of the common stock of the following entities:

US Pro Golf Tour, Inc.
New England Pro Tour, Inc.
Las Vegas Golf Schools, Inc.
American Challenge Golf Tour, Inc.
Players Tour, Inc.
BreakThru Media, Inc.
Still Moving, Inc.

Greens Worldwide Incorporated was formed in 1992 under the name Red Rock Collection Incorporated. It changed its name to Sedona Worldwide Incorporated on September 19, 1997. On August 7, 2002, it changed its name to Greens Worldwide Incorporated. Greens Worldwide was a majority-owned subsidiary of ILX Resorts Incorporated, an Arizona corporation, until December 31, 1999, when ILX effected a distribution of all of the shares of Greens Worldwide common stock to the ILX shareholders of record as of December 21, 1999, on a pro rata basis.

On November 21, 2001, the shareholders of Greens Worldwide approved a plan to execute a tax-free reorganization that would be accounted for as a reverse acquisition.  On January 2, 2002, Greens Worldwide entered into a General Bill of Sale, Assignment and Assumption Agreement with ILX whereby ILX assumed all of Greens Worldwide’s assets and liabilities, leaving a “shell company”.

In August 2002, Greens Worldwide entered into an Asset Purchase Agreement with The Greens of Las Vegas, Inc. whereby Greens Worldwide acquired all of the assets of Greens of Las Vegas and in return issued 8,000,000 shares of common stock.  The assets purchased include all plans, designs, concepts and any and all proprietary rights to be utilized in the Greens of Las Vegas business plan.  The Asset Purchase Agreement was executed as part of a Memorandum of Understanding that provided for ILX to purchase 8,000,000 of Greens Worldwide shares at $0.125 per share.

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of ASGA Tour, Inc., an S-corporation. On April 1, 2005, the corporation name was changed by the Secretary of State of Delaware to US Pro Golf Tour, Inc.

In June 2005, Greens Worldwide entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders.  Pursuant to the terms of the Agreement, Greens Worldwide agreed to issue an aggregate of 10,000,000 shares of common stock to the shareholders of US Pro Golf Tour (Roy Thomas Kidd and Nancy A. Kidd, Robert Marshburn, Vera L. Harrell, Brett Hanson, Kenneth A. Steiner and ASGA Tour, Inc.), 8,000,000 of which were issued upon the closing and 2,000,000 of which would be issued upon the achievement of certain revenue and income projections. The issuance of the 8,000,000 shares gave the shareholders of US Pro Golf Tour an 82.2% ownership interest in Greens Worldwide. The transaction closed in July 2005.

Greens Worldwide began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. It ceased operations on October 31, 2003. In July 2005, it acquired 100% of the stock of US Pro Golf Tour, Inc.  Through this wholly-owned subsidiary, Greens Worldwide operates an intermediary professional golf tour conducting events for former PGA Tour professionals preparing for the Champions Tour, non-exempt professionals on the Champions Tour, and celebrity challengers and professionals 18 years old and up preparing for the PGA Tour.  Greens Worldwide also conducts a Pro Net competition for players of all skill levels 18 years of age and older who compete for substantial prize money with their handicaps in the Tour event atmosphere of Tour events. Greens Worldwide’ tournaments are week-long events with Junior Clinics, pro-ams, entertainment, leader boards and hospitality, with local market charities benefiting from the event.  Events have been televised on The Golf Channel through the Tour's show, "54 Holes to Sunday", and on Fox Sports Net.  The US Pro Golf Tour has all the amenities of the PGA Tour, including electronic leader boards, official scoreboard, real-time scoring, hospitality center, gallery and national television coverage on Fox Sports Net.

Several thousand aspiring professionals compete on "mini-tours" where they play for their own money and in most cases less a portion which is deducted for green fees and the mini-tour promoter. Greens Worldwide is committed to building a tour where the players will play for more than their own entry fees, where they will be sponsorship supported, and where they can gain the experience they need to succeed in their careers. Greens Worldwide is engaged in providing a tour event atmosphere generally found only on the PGA Tours and in developing a tour where players can pay low entry fees and receive substantial payouts. In addition, Greens Worldwide provides the opportunity for golfers with handicaps to compete "inside-the-ropes" and experience what it is like to play on the PGA Tour.

On August 17, 2007, Greens Worldwide entered into a Stock Issuance, Assumption and Release Agreement with us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The transaction closed August 17, 2007. Pursuant to the agreement, Greens Worldwide issued 390,000 shares of its Series A Convertible Preferred Stock, par value $10.00 per share, which shares are convertible into 249,600,000 shares of its common stock, to us in exchange for our assumption of 50% of Greens Worldwide’s indebtedness to the four investors referenced above. Under the terms of the agreement, the four investors released Greens Worldwide from its obligations. In consideration for such release, we issued to the four investors’ successors, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC, callable secured convertible notes with an aggregate face amount of $3,903,750, including interest, and Greens Worldwide issued to the three successor investors callable secured convertible notes with an aggregate face amount of $3,903,750, including interest. The notes are due and payable on March 22, 2010 and are convertible into our common stock or the common stock of Greens Worldwide, as applicable, at a 75% discount to the then current fair market value. In addition, the four investors surrendered their warrants to purchase 40,000,000 shares of Greens Worldwide common stock for cancellation in exchange for warrants issued to their successors to purchase 20,000,000 shares of Greens Worldwide common stock at an exercise price of $0.11. The issuance of the Series A Convertible Preferred Stock to us under the agreement resulted in a change of control of Greens Worldwide because the terms of the preferred stock entitle us to elect a majority of the members of the Greens Worldwide board of directors. In addition, our ability to vote our shares of preferred stock on an as-converted basis assures our control of any matters presented to the holders of Greens Worldwide common stock.

Zaring-Cioffi Entertainment

On August 20, 2007, we entered into an Agreement for the Exchange of Stock with Zaring-Cioffi Entertainment, LLC, a full-service production company of talent-based special events, and its members, ZCE, Inc. and Q-C Entertainment, LLC. The closing is subject to the conversion of Zaring-Cioffi Entertainment, LLC to a California corporation and completion of our due diligence.

Founded in 1993, Zaring-Cioffi Entertainment, LLC specializes in creating some of the most exciting and media-friendly properties in the country by connecting Hollywood star power to corporate America. It is Hollywood's premier producer of talent-based special events, delivering once-in-a-lifetime experiences for the public, sponsors, and their guests.

Zaring-Cioffi Entertainment specializes in three related areas: a core business of televised and non-televised sports and special event production; supplying entertainers and celebrities for product endorsements, personal appearances, corporate meetings and events; and coordinating unique education seminars about the entertainment business.

SportsQuest Celebrity Tour

Beginning in 2007, we will launch a series of high end Pro Celebrity events, which will serve as the qualifying events for several of our anticipated major golf championships, such as the Trump Million Dollar Invitational and the World Series of Golf.

Included in the series of high end celebrity series events beginning in 2008 will be the Jack Wagner Invitational in Los Angeles and an event being developed for the Screen Actors Guild.

We are currently discussing the title sponsorship opportunity of the Pro Celebrity series with several major US corporations for naming rights.

It is currently anticipated that there will be many events where a professional contingent will be added and the series of events will be known as the US Pro Golf Tour. Greens Worldwide recently announced a relaunch of the US Pro Golf Tour in 2008.

Target Acquisitions

We have also targeted several other sports entities for acquisition and believe that we will be successful in an acquisition strategy to grow our sports marketing platforms.

Title Sponsorship

We have executed an agreement with NewsUSA to provide a presenting title media sponsorship in the form of $10 million of print and radio media for promotion of us and our subsidiaries.

Competitors

We compete with many providers of sports entertainment events. There are many event management and sports marketing firms with more resources, operating history and projects than we have.

Management believes that we have no direct golf tour competitors. We do not consider the PGA Tour a competitor because the PGA Tour has more resources, player names, broader television rights agreements, and is the governing body for Professional Golf in the United States. Because of these factors we cannot compete with the PGA Tour.

There are many golf mini tours throughout the United States, none of which have our amenities, television and media coverage, operational expertise, or funding. As such, they do not represent any significant competition to us.

Marketing and Sales

We intend to establish strategic relationships with national media groups to market our events, sponsorships and television programming. Our marketing plan for national, regional, and local sponsorships is multifaceted and comprehensive. There are four areas in which we are currently concentrating:

1. The procurement of experienced marketing and sales personnel for in house sales efforts to corporate partners and national sponsors.

2. The establishment of non-exclusive relationships with sports marketing agencies external to us.

3. The procurement of independent sports marketing professionals as contractors with specific targeted client representation.

4. The further development of local event market sales personnel as part of the local event market infrastructure to procure local event market sponsors.

While we are actively engaged in building our marketing and sales organization and relationships, no assurance can be given that we will be successful in such endeavors, and further, even if we are successful in building our marketing and sales organization, no assurance can be given that we will be successful in concluding the sponsorship sales we need to execute the events we have currently in the planning stage.

DESCRIPTION OF PROPERTIES

Since August 16, 2007, we have maintained our principal executive offices at 801 International Parkway, 5th Floor, Lake Mary, Florida, which our majority stockholder, Lextra Management Group, Inc., rents from Regus Management Group LLC at a monthly fee of $225. The initial lease term is for a period of two years, ending January 31, 2009, but the lease is automatically renewed for two-year terms until it is terminated by either party on three months notice. If our lease agreement with Regus terminates, we may have to find alternative corporate office space to lease.

We believe that the property is in good operating condition and adequate for our present and anticipated future needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, that arise in the ordinary course of business. An adverse result in any future litigation may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results:

•
A “Verified Direct and Derivative Complaint” was filed in the District Court, Clark County, Nevada (Case No. A511809, Dept. No. XVIII) on October 4, 2005 by The Greens Of Las Vegas, Inc. against our majority-owned subsidiary, Greens Worldwide Incorporated, two other corporations, seven individuals and Does I through X (names unknown) under which the plaintiff brings an action “on behalf of and in the right of the corporation…”.

The complaint alleges that the defendants entered into an arrangement with the plaintiff to develop certain real estate and that thereafter the defendants conspired to retain control of such realty and sell it for their own benefit.

The plaintiff asserts 11 causes of action ranging from breach of officers’ and directors’ fiduciary duties and duties of loyalty to seizure of corporate opportunity and unjust enrichment. No member of Greens Worldwide’s or our current management team is named as a defendant in any of the above-referenced individual causes of action. The plaintiff’s prayer for relief (aside from claims for damages of various natures) requests the authorization of maintenance of this lawsuit as both a direct and derivative action and damages in excess of $10,000.

•
On October 5, 2006, New England Pro Tour, Inc., a subsidiary wholly owned by our wholly-owned subsidiary, Greens Worldwide Incorporated, filed a complaint against Brian Hebb and Hebb Builders, Inc. in the Superior Court of Middlesex County, Massachusetts. This civil action relates to Hebb’s breach of the fiduciary duty he owed to New England Pro Tour as a director, officer, and employee, Hebb’s unlawful conversion of New England Pro Tour’s corporate assets, Hebb’s unlawful diversion and conveyance of those assets to Hebb Builders, and Hebb’s fraudulent representations to Greens Worldwide regarding New England Pro Tour. New England Pro Tour seeks compensatory damages in excess of $458,000, punitive damages in an amount not less than $1,000,000, recovery of all compensation Hebb received from New England Pro Tour and Green Worldwide in exchange for services performed during the time period during which Hebb breached his fiduciary duty to New England Pro Tour, costs and attorneys’ fees as may be allowed by applicable law, pre-judgment and post-judgment interest, treble damages pursuant to Mass. Gen. Laws ch. 93A, and any additional relief the Superior Court of Middlesex County may deem appropriate.

On December 15, 2006, Hebb filed a counterclaim to the litigation filed by New England Pro Tour. While this counterclaim is a separate claim procedurally from litigation Hebb filed on October 20, 2006 against Greens Worldwide, New England Pro Tour and R. Thomas Kidd in the Business Litigation Session, Superior Court Department of the Trial Court in the Commonwealth of Massachusetts, the claims are substantively the same. In both his original lawsuit and his counterclaim, Hebb alleges Greens Worldwide defaulted on his employment agreement and consulting agreement and defamed him on October 5, 2006 when Greens Worldwide issued a press release regarding the termination of Hebb. Hebb also alleges defamation by R. Thomas Kidd, individually. Hebb seeks damages to be determined at trial.

The parties have conferred and agreed to terms for the purposes of the scheduling order which is awaiting entry before the Court. Greens Worldwide and Hebb have been engaged in settlement talks.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following are our directors and executive officers:

Name	Age	Position

R. Thomas Kidd	60	President, Chief Executive Officer, Secretary and Director
Rick Altmann	57	Director

R. Thomas Kidd has served as our President, Chief Executive Officer, Secretary and Director since August 16, 2007. In addition, Mr. Kidd has served as President and CEO of Lextra Management Group, Inc. since November 2006. Mr. Kidd has served as President and CEO of Greens Worldwide Incorporated from June 2005 through November 2006 and since August 17, 2007. Mr. Kidd served as President and CEO of US Pro Golf Tour, Inc. from January 2005 through July 2005. Mr. Kidd served as the President and CEO of the American Senior Golf Association, ASGA Tour, Inc., from 1999 through January 2005. During Mr. Kidd’s tenure at ASGA Tour, Inc., its securities were quoted on the OTC Bulletin Board.

Rick Altmann has served as our Director since September 14, 2007. Mr. Altmann has served as the President of American Lawnkeepers since 1996.

Directors are elected at the annual meeting of the stockholders and each director is elected to serve until his successor has been elected and qualified. Our officers are elected by the Board of Directors and hold office until their successors are elected and qualified.

BOARD COMMITTEES

We do not have an audit committee or a compensation committee.

EXECUTIVE COMPENSATION

For the year ended October 31, 2006, none of our executive officers or directors were paid compensation exceeding $100,000.

We do not have any bonus deferred compensation or retirement plans. Such plans may be adopted by us when deemed reasonable by our Board of Directors. We do not have a compensation committee. All decisions regarding compensation are determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes transactions to which we or our subsidiaries are a party in which the amount involved since January 1, 2005 exceeded the lesser of $120,000 or one percent of the average of our assets at October 31, 2004, 2005 and 2006 and in which officers, directors, nominees and/or greater than 5% beneficial owners of our common stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

We occupied our former principal executive office located in Rochelle Park, New Jersey on a month-to-month basis, free of charge, from our former president, Donald M. Petrosky, until August 16, 2007.

Pursuant to an agreement signed on February 4, 1991, A.B. Park & Fly, Inc., our then wholly-owned subsidiary, transferred all of its operating activities for its Ridgewood, New Jersey Satellite Terminal to an affiliate, Air Brook Limousine, Inc., and, on July 1, 1991, transferred its transportation equipment to Air Brook Limousine. In return, Air Brook Limousine agreed to pay our subsidiary a fee equal to 10% of gross collections of such Satellite Terminal.

On May 1, 1993, our subsidiary entered into an agreement with Air Brook Limousine whereby Air Brook Limousine opened and operated a second Satellite Terminal in the Borough of Montvale, New Jersey on behalf of our subsidiary. Pursuant to the agreement, Air Brook Limousine bore all costs of operating such Satellite Terminal and paid our subsidiary three percent of its gross receipts from such Satellite Terminal.

On August 10, 1993, Air Brook Limousine agreed to advance funds on behalf of us and our subsidiary as long as Air Brook Limousine deemed necessary and as long as it was financially able. Such advances were due on demand. Air Brook Limousine could terminate this arrangement at any time at its own discretion, which it did on August 16, 2007. As of August 16, 2007, we were obligated to Air Brook Limousine for advances in the amount of $340,000.

In November 1988, A.B. Park & Fly executed an agreement to acquire Central Transit Lines, Inc., a wholly-owned subsidiary of Air Brook Limousine, by issuance of additional shares of common stock in exchange for 100% of the issued and outstanding common shares of Central Transit Lines. The agreement provided for a transition period during which several contingencies had to be met before the acquisition became effective. The transaction was terminated in 1989. The agreement stipulated that if the acquisition were not consummated, our subsidiary would be responsible to Central Transit Lines for all reasonable costs associated with such transition period. Our subsidiary was indebted to Central Transit Lines in the amount of $231,272 at October 31, 2006 and 2005 relating to costs associated with this transaction; this amount is included in the amount due to affiliate on the balance sheet.

R. Thomas Kidd, our President, CEO and sole Director since August 16, 2007, is also the President, CEO and 60% owner of Lextra Management Group, Inc. On August 16, 2007, Lextra Management Group, Inc. acquired 51.16% of our issued and outstanding common stock and an outstanding accounts receivable due to Air Brook Limousine by us in the amount of $340,000.  On that same date, we issued 6,800,000 shares of our common stock to Lextra in exchange for the forgiveness of the $340,000 receivable.

On August 16, 2007, we loaned $500,000 to Lextra, evidenced by a callable secured note bearing interest at a rate of 8% per year. The note requires quarterly interest payments and is due and payable on August 16, 2010. Lextra is not required to make any principal payments until the maturity date, but it has the option to prepay the amount due under the note in whole or in part at any time, subject to the payment of varying prepayment penalties depending on the time of such prepayment; provided, however, if we forgive the repayment of the note in connection with a sale of Lextra’s assets to us or otherwise, no prepayment penalty will be due.

On August 21, 2007, we acquired all of the assets of Lextra in exchange for the issuance of 2,000,000 shares of common stock to Lextra and the forgiveness of our $500,000 loan to Lextra.

We believe that the transactions are on terms no less favorable to us than those available in arms’ length transactions with unaffiliated third parties. Each transaction has been approved by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 11, 2007 information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than 5% of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of September 11, 2007, there were issued and outstanding 11,077,922 shares of common stock.

Amount and nature of Beneficial Ownership

Name and Address of Beneficial Owner	Common Shares Presently Held	Percent of Class

R. Thomas Kidd, President, CEO, Secretary and Director c/o SportsQuest, Inc. 801 International Parkway, 5th floor Lake Mary, Florida 32746	9,965,397 (1)	89.96%

Rick Altmann, Director c/o SportsQuest, Inc. 801 International Parkway, 5th floor Lake Mary, Florida 32746	1,000	0.01%

All directors and executive officers as a group (2 persons)	9,966,397	89.97%

Unless otherwise noted, the Company believes that all persons named in this table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed the beneficial owner of securities that may be acquired by such person within 60 days from the date indicated above on the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants or convertible securities held by such person (not those held by any other person) and that are exercisable within 60 days of the date indicated above, have been exercised.

(1) Shares owned by Lextra Management Group, Inc., which is controlled by Mr. Kidd, who as the President, CEO, sole Director and 60% owner of Lextra Management Group, Inc., has sole voting and investment power with respect to such shares.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 98,800,000 shares of common stock, par value $0.0001. As of September 11, 2007, there were 11,077,922 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore after payment of the liquidation preference of any outstanding capital stock. On our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets legally available for distribution after payment of all debts and other liabilities and the liquidation preference of any outstanding capital stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, as our independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 1,200,000 shares of preferred stock, par value $0.0001, all of which shares are designated Class A Preferred Stock. As of September 11, 2007, there were no shares of preferred stock issued. The holders of Class A Preferred Stock are entitled to a dividend preference of two times that amount paid on our common stock and to receive a preference over common stock in the event of our liquidation. Shares of Class A Preferred Stock are non-voting and are convertible into common stock if all of our issued and outstanding shares are registered with the Securities and Exchange Commission. Shares of preferred stock may be issued without stockholder approval.

CONVERTIBLE NOTES AND WARRANTS

Securities Purchase Agreement, dated August 16, 2007

On August 16, 2007, to obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors for the sale of (i) up to $1,500,000 in secured convertible notes, which bear interest at a rate of 8% per year; and (ii) warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.25 per share at any time through August 16, 2014. Under the agreements, we received $500,000 on August 16, 2007, $500,000 was disbursed within five days of the filing of this registration statement and $500,000 will be disbursed when this registration statement becomes effective.

The secured convertible notes accrue interest at a rate of 8% per year, mature three years from the date of issuance and are convertible into our common stock, at the selling stockholder’s option, at 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date; provided, however, such percentage shall increase to 70% in the event that the registration statement becomes effective on or before a date to be negotiated by us and the selling stockholders owning secured convertible notes.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default, we have a sufficient number of authorized shares of common stock reserved for issuance on full conversion of the secured convertible notes and our stock is trading at or below $1.00 per share. Prepayment of the notes must be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; or (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than three trading days prior written notice to them. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board or on the principal securities exchange or other securities market on which our common stock is then being traded. Notwithstanding the notice of prepayment, the holders have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the notes. If the average daily price of our common stock for each day of the month ending on the last business day of the month after the issue date is less than $0.51, we have the right to prepay a portion of the outstanding principal equal to 104% of the principal amount divided by 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due on default. In addition, we have granted the holders a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement. If we breach any representation or warranty regarding our condition, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to 3% of the outstanding amount of the notes per month, plus accrued and unpaid interest. If we breach any covenant including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the notes in the agreed manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to 3% of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under these agreements, events of default occur on:

·	The occurrence of an event of default under the secured convertible notes;

·	Any representation or warranty we made in the agreements proves incorrect in any material respect when made;

·	The failure by us to observe or perform any of our obligations under the agreements or 10 days after receipt of notice of such failure from the investors; and

·	Any breach of, or default under, the warrants.

An event of default under the notes occurs if we:

·	Fail to pay the principal or interest when due;

·	Do not issue shares of common stock on receipt of a conversion notice;

·
Fail to file a registration statement within 45 days following the closing date or fail to have the registration statement effective within 120 day following the closing date or such registration statement lapses in effect (or sales cannot otherwise be made effective) for more than 10 consecutive days or 20 days in any 12 month period after the registration statement becomes effective;

·	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;

·	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;

·
Make an assignment for the benefit of our or our subsidiaries’ creditors or apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our or our subsidiaries’ property or business, or such a receiver or trustee is otherwise appointed;

·
Have any money judgment, writ or similar process entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $250,000, that remains unvacated, unbonded or unstayed for a period of 20 days unless otherwise consented to by the investors;

·
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

·
Fail to maintain the listing of our common stock under the OTC Bulletin Board or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

·	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

On occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors have the right to exercise all of the remedies conferred under these agreements, and under the secured convertible notes, and the investors have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

·
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

·
To operate our business using the collateral and to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until seven years from the date of issuance at $0.25 per share. The selling stockholders are entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. If the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants is adjusted if we issue common stock at a price below market, with the exception of (i) any securities issued as of the date of the warrants or (ii) the grant or exercise of any stock or options granted or exercised under any employee benefit plan, stock option or restricted stock plan of the Company or (iii) any common stock issued in connection with the exercise of the warrants.

On the issuance of shares of common stock below the market price, the exercise price of the warrants is reduced accordingly. The market price as of any date is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such date as set forth on our principal trading market or if the market price cannot be calculated as of such date on the foregoing basis, the market price shall be the fair market value as reasonably determined in good faith by (a) our board of directors or, at the option of a majority-in-interest of the holders of the outstanding warrants by (b) an independent investment bank of nationally recognized standing in the valuation of businesses similar to our business. The exercise price is determined by multiplying the exercise price in effect immediately before the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the dilutive issuance plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately before the dilutive issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock if the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise exceeds 4.99% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The number of shares of common stock issuable on conversion of the secured convertible notes under the Securities Purchase Agreement, dated August 16, 2007, is determined by dividing that portion of the principal of the notes to be converted and accrued and unpaid interest and default interest, if any, by the conversion price. For example, assuming conversion of $1,000,000 of secured convertible notes on September 11, 2007, at a conversion price of $0.10, the number of shares issuable on conversion would be:

$1,000,000/$0.10 = 10,000,000 shares

The following is an example of the amount of shares of our common stock issuable on conversion of the principal amount of $1,500,000 of secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of September 11, 2007 of $0.60.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 30%	Issuable	Stock
25	0.45	0.32	4,687,500	42.3
50	0.30	0.21	7,142,857	64.5
75	0.15	0.11	13,636,364	123.1

Stock Issuance, Assumption and Release Agreement, dated August 17, 2007

On August 17, 2007, we entered into a Stock Issuance, Assumption and Release Agreement with Greens Worldwide Incorporated, a vertically integrated sports marketing and management company, engaged in owning and operating sports entities and their support companies, and four accredited investors. The transaction closed August 17, 2007. Pursuant to the agreement, Greens Worldwide issued 390,000 shares of its Series A Convertible Preferred Stock, par value $10.00 per share, which shares are convertible into 249,600,000 shares of its common stock, to us in exchange for our assumption of 50% of Greens Worldwide’s indebtedness to the four investors referenced above.

Under the terms of the agreement, the four investors released Greens Worldwide from its obligations. In consideration for such release, we issued to the four investors’ successors, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC, callable secured convertible notes with an aggregate face amount of $3,903,750, including interest, and Greens Worldwide issued to the three successor investors callable secured convertible notes with an aggregate face amount of $3,903,750, including interest. The secured convertible notes do not bear interest, are due and payable on March 22, 2010 and are convertible into our common stock or the common stock of Greens Worldwide, as applicable, at 25% of the average of the three lowest intraday trading prices for the common stock on a principal market for the three trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all or any portion of the outstanding secured convertible notes at any time. Prepayment of the notes must be made in cash equal to the outstanding principal plus default interest, if any.

Our right to repay the notes is exercisable on not less than 10 trading days prior written notice to them. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board or on the principal securities exchange or other securities market on which our common stock is then being traded. The holders have the right at all times to convert all or any portion of the secured convertible notes prior to our delivery of the prepayment notice.

The full principal amount of the secured convertible notes is due on default. In addition, we have granted the holders a security interest in substantially all of our assets and intellectual property and registration rights.

In connection with the Stock Issuance, Assumption and Release Agreement, we became bound by a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under these agreements, events of default occur on:

·	The occurrence of an event of default under the secured convertible notes;

·	Any representation or warranty we made in the agreements proves incorrect in any material respect when made; and

·	The failure by us to observe or perform any of our obligations under the agreements or 10 days after receipt of notice of such failure from the investors.

An event of default under the notes occurs if we:

·	Fail to pay the principal when due;

·	Do not issue shares of common stock on receipt of a conversion notice;

·
Fail to file a registration statement within 30 days following an investor demand or fail to have the registration statement effective within 120 day following the investor demand or such registration statement lapses in effect (or sales cannot otherwise be made effective) for more than 20 consecutive days or 40 days in any 12 month period after the registration statement becomes effective;

·	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement, dated March 22, 2007;

·	Breach any representation or warranty made in the Securities Purchase Agreement, dated March 22, 2007, or other document executed in connection therewith;

·
Make an assignment for the benefit of our or our subsidiaries’ creditors or apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our or our subsidiaries’ property or business, or such a receiver or trustee is otherwise appointed;

·
Have any money judgment, writ or similar process entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $100,000, that remains unvacated, unbonded or unstayed for a period of 20 days unless otherwise consented to by the investors;

·
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

·
Fail to maintain the listing of our common stock under the OTC Bulletin Board or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

·	Default under any other secured convertible note issued by us.

On occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors have the right to exercise all of the remedies conferred under these agreements, and under the secured convertible notes, and the investors have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

·
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

·
To operate our business using the collateral and to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes and receive shares of our common stock if the number of shares of common stock held by them and their affiliates in the aggregate after such conversion exceeds 4.99% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The number of shares of common stock issuable on conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted plus default interest, if any, by the conversion price. For example, assuming conversion of $1,000,000 of secured convertible notes on September 11, 2007, at a conversion price of $0.10, the number of shares issuable on conversion would be:

$1,000,000/$0.10 = 10,000,000 shares

The following is an example of the amount of shares of our common stock issuable on conversion of the principal amount of $3,903,750 of secured convertible notes issued under the Stock Issuance, Assumption and Release Agreement, dated August 17, 2007, based on market prices 25%, 50% and 75% below the market price as of September 11, 2007 of $0.60.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 75%	Issuable	Stock
25	0.45	0.11	35,488,636	320.4
50	0.30	0.08	48,796,875	440.5
75	0.15	0.04	97,593,750	881.0

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provides that to the fullest extent permitted by Delaware law, our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our stockholders’ rights (through stockholders' derivative suits on behalf of us) to recover damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately-negotiated transactions;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, on effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as defined under the Securities Act, or the Securities Exchange, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. If the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must

·	obtain financial information and investment experience objectives of the person; and

·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlighted form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming said person sells all of the shares offered.

Name	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned before the Offering	Shares of Common Stock Included in the Prospectus	Beneficial Ownership after the Offering (6)	Percentage of Common Stock Owned after the Offering (6)

AJW Master Fund, Ltd. (1)	552,788 (2)	4.99%*	25,463,363 (3)	-0-	-0-
AJW Partners, LLC (1)	552,788 (2)	4.99%*	2,465,100 (4)	-0-	-0-
New Millennium Capital Partners II, LLC (1)	84,038 (2)	**	84,038 (5)	-0-	-0-
Dutchess Private Equities Fund, Ltd	10,000,000	**	10,000,000	-0-	-0-

* Represents the aggregate maximum number and percentage of shares that AJW Master Fund, Ltd. and AJW Partners, LLC can own at one time (and therefore, offer for resale at any one time) because of the 4.99% limitation or their ownership of common stock.

** Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, that the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable on conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)The selling stockholders owning secured convertible notes are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Master Fund, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Master Fund, Ltd. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Mr. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(2) Includes a good faith estimate of the shares issuable on conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable on conversion of the secured convertible notes depends in part on the market price of the common stock before a conversion, the actual number of shares of common stock that will be issued on conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if they had actually been converted on September 11, 2007, the $1,500,000 of secured convertible notes would have had a conversion price of $0.36 per share and the $3,903,750 of secured convertible notes would have had a conversion price of $0.15 per share. The actual number of shares of common stock offered in this prospectus, and included in the Registration Statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable on conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Includes (i) 16,373,363 shares of common stock issuable on conversion of secured convertible notes, and (ii) 9,090,000 shares of common stock issuable on exercise of common stock purchase warrants.

(4) Includes (i) 1,585,100 shares of common stock issuable on conversion of secured convertible notes, and (ii) 880,000 shares of common stock issuable on exercise of common stock purchase warrants.

(5) Includes (i) 54,038 shares of common stock issuable on conversion of secured convertible notes, and (ii) 30,000 shares of common stock issuable on exercise of common stock purchase warrants.

(7) Assumes that all securities registered will be sold.

LEGAL MATTERS

Williams Mullen, Virginia Beach, Virginia, will issue an opinion with respect to the validity of the shares of common stock offered hereby.

EXPERTS

Robert G. Jeffrey, C.P.A. has audited our consolidated balance sheet as of October 31, 2006 and the related consolidated statements of income, changes in stockholders' deficit, and cash flows for the years ended October 31, 2006 and 2005 as set forth in his report thereon appearing elsewhere herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

By letter dated September 6, 2007, Robert G. Jeffrey, C.P.A., our former auditor and accountant, resigned, effective August 16, 2007. The report of Jeffrey on our financial statements for the years ended October 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was not recommended or approved by our board of directors or audit committee of the board of directors. During the 2005 and 2006 fiscal years and the interim period from November 1, 2006 through August 16, 2007, there were no disagreements with Jeffrey, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Jeffrey’s satisfaction, would have caused him to make reference to the subject matter of the disagreement in connection with his audit report.

During the same period, there were no other events required to be described under federal securities laws.

On September 7, 2007, we engaged Raiche Ende Malter & Co. LLP as our independent registered public accounting firm for our fiscal year ended October 31, 2007. The decision to engage Raiche Ende Malter & Co. as our independent registered public accounting firm was approved by our board of directors.

We have not consulted with the Raiche Ende Malter & Co. during either of the years ended October 31, 2006 and 2005 or the interim period from November 1, 2006 to September 7, 2007, regarding either the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements, or any other matter or event required to be described under federal securities laws.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of SportsQuest, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 10F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 10F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

SportsQuest, Inc.
(formerly known as Air Brook Airport Express, Inc.)

ROBERT G. JEFFREY
CERTIFIED PUBLIC ACCOUNTANT
61 BERDAN AVENUE
WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE	TEL: 973-628-0022
IN NEW YORK AND NEW JERSEY	FAX: 973-696-9002
MEMBER OF AICPA	E-MAIL: rgjcpa@erols.com
PRIVATE COMPANIES PRACTICE SECTION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Air Brook Airport Express, Inc.:

I have audited the accompanying consolidated balance sheet of Air Brook Airport Express, Inc. and its wholly owned subsidiary ("the Company") as of October 31, 2006, and the related consolidated statements of income, changes in stockholders' deficit, and cash flows for the years ended October 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, based on my audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Air Brook Airport Express, Inc. and its wholly owned subsidiary as of October 31, 2006 and the results of their operations and their cash flows for the years ended October 31, 2006 and 2005 in accordance with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, at October 31, 2006, the Company had a working capital deficiency of $355,789 as well as an accumulated deficit of $781,178. As more fully described in Notes 1 and 5, the Company obtains its entire financial support from an affiliate which is under the common control of the Company's majority stockholder. These factors among other things, also discussed in Notes 1 and 8 to the consolidated financial statements, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in operation.

/S/ Robert G. Jeffrey

Wayne, New Jersey
January 19, 2007

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
OCTOBER 31, 2006

ASSETS
Current assets:
Cash		$215
Total current assets		215
Total assets		$215

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$	- 0 -
Accrued expenses		574
Due to affiliate		355,430
Total current liabilities		356,004

Stockholders' deficit:
Common stock, $.0001 par value: 98,800,000 shares authorized;
2,427,922 issued and outstanding		243
Preferred stock, $.0001 par value: 1,200,000 shares authorized; none issued
Additional paid-in capital		425,146
Accumulated deficit		(781,178)
Total stockholders' deficit		(355,789)
Total liabilities and stockholders' deficit		$215

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED OCTOBER 31

	2006	2005
Revenue	$68,802	$59,047
Expenses:
General, administrative and operating	8,416	6,680
Income before income taxes	60,386	52,367

Provision for income taxes
Federal	7,500	3,300
State	2,484	- 0 -
Net income	$50,402	$49,067

Basic and diluted earnings per common share:	$.02	$.02

Weighted average number of shares outstanding	2,427,922	2,427,922

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED OCTOBER 31, 2006 AND 2005

	Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balances, October 31, 2004	2,427,922	243	425,146	(880,647)	(455,258)

Net income for the year ended October 31, 2005				49,067	49,067

Balances, October 31, 2005	2,427,922	$243	$425,146	$(831,580)	$(406,191)

Net income for the year ended October 31, 2006				50,402	50,402

Balances, October 31, 2006	2,427,922	$243	$425,146	$(781,178)	$(355,789)

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50,402	$49,067
Adjustments to reconcile net income to net cash provided by operating activities:
Adjustment for charges not requiring the outlay of cash:
Provision for income taxes	7,500	3,300
Write-off of Deposit	650	- 0 -
Changes in current liabilities:
Decrease in amount due to affiliate	(59,307)	(52,532)
Increase in accrued expenses	574	- 0 -
Net cash flows provided by operating activities	(181)	(165)
CASH FLOWS FROM INVESTING ACTIVITIES	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Advances Received From Affiliate	300	200
Increase/(Decrease) in cash	119	35
Cash, beginning of period	96	61
Cash, end of period	$215	$96

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006

NOTE 1	ORGANIZATION

Air Brook Airport Express, Inc. (“the Company”) was incorporated in the State of Delaware on April 3, 1986 under the name Bay Head Ventures, Inc. The Company changed to the present name on December 8, 1988. The Company was formed primarily to investigate potential merger candidates, asset purchases and other possible business acquisitions.

On July 29, 1988 the Company acquired 100% of the issued and outstanding shares of A.B. Park & Fly, Inc. ("Abex"), by issuing 1,010,000 shares of common stock to the sole shareholder of Abex. Abex is a New Jersey Corporation incorporated on December 9, 1987. Until 1991, it provided direct bus service to and from a local airport.

At October 31, 2006, approximately twenty three percent of the Company's outstanding common stock was owned by a publicly held Company.

BUSINESS

The Company continues to seek business acquisitions, but its primary activities are the realization of commissions from the operation by an affiliate of two airport ground transportation terminals in Bergen County. These terminal operations transport passengers to and from Newark Airport. The Company is dependent on this affiliate for its revenue and for the financing of day-to-day operations. These arrangements are described in Notes 4 and 8.

NOTE 2	GOING CONCERN UNCERTAINTY

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company had a material working capital deficiency and an accumulated deficit at October 31, 2006. Additionally, the Company receives significant financial support and generates all of its revenue from an affiliated entity, Air Brook Limousine, Inc. ("Air Limo"), pursuant to agreements dated February 4, 1991 and May 1, 1993 (See Note 5). These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation with its affiliate.

The Company's present plans, the realization of which cannot be assured, to overcome these difficulties include but are not limited to the continuing effort to investigate business acquisition and merger opportunities.

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidated Statements

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Abex. All significant intercompany balances and transactions have been eliminated in consolidation.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

b.	Cash

For purposes of the Statement of Cash Flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

c.	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents and current liabilities, approximate their fair values at October 31, 2006.

d.	Earnings Per Share

Basic and diluted net income per common share is computed by dividing the net income available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The number of weighted average shares outstanding as well as the amount of net income per share is the same for basic and diluted per share calculations for all periods reflected in the accompanying financial statements.

e.	Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which requires the use of the "liability method". Accordingly, deferred tax liabilities and assets are determined based on differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the income that is currently taxable.

f.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

g.	Advertising Costs

The Company expenses advertising costs when the advertisement occurs. There were no expenditures for advertising during the years ended October 31, 2006 or 2005.

h.	Segment Reporting

Management treats the operation of the Company and its subsidiary as one segment.

i.	Recognition of Revenue

Revenue is realized from commissions on sales at the Satellite Terminals and is recognized on the accrual basis. Recognition occurs daily, upon receipt of daily reports of sales of the Satellite Terminals.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006

NOTE 4	RELATED PARTY TRANSACTIONS

Pursuant to two 1991 agreements, Abex transferred all of its transportation equipment and the operating activities of a ground transportation facility in Ridgewood, New Jersey to its affiliate, Air Limo. Air Limo in return has agreed to pay Abex a fee equal to ten (10%) percent of gross collections from such facility.

On May 1, 1993, Abex entered into an agreement with Air Limo concerning a second Satellite Terminal operated by Air Limo in the Borough of Montvale. Pursuant to this agreement, Air Limo bears all costs of operating the facility and pays Abex three percent (3%) of the gross receipts generated by the facility.

Air Limo has stated its intention to advance funds on behalf of the Company and its subsidiary as long as Air Limo deems this necessary and as long as Air Limo is financially able to do so. Such advances are due on demand and Air Limo may terminate this arrangement at any time.

The Company's principal offices are in a building owned by its president. The Company occupies these offices on a month-to-month basis, free of charge.

NOTE 5	DUE TO AFFILIATE

As of October 31, 2006, there was a balance due to Air Limo of $355,430, the net amount of advances made by Air Limo partially offset by earnings on the contracts for the operation of the two terminals. This balance bears no interest and is payable on demand.

NOTE 6	INCOME TAXES

The Company and its subsidiary have each experienced significant net operating losses in previous years. As a result, neither has incurred Federal income taxes during the years ended October 31, 2006 or 2005. There were no remaining available net operating losses at October 31, 2006.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2006

NOTE 6	INCOME TAXES (Cont’d)

The provision for current Federal income taxes is reconciled below with the provision using statutory rates:

	2006	2005
Provision based on statutory tax rates	$10,097	$7,855
Less, deferred tax benefit from use of NOL’S	2,597	7,855
	7,500	- 0 -
Adjustment for correction of prior year provisions	- 0 -	3,300
Net tax provision	$7,500	$3,300

The balance of the realization allowance was reduced by $10,500 during the 2006 year because of expiring net operating losses.

NOTE 7	SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Revenue recognition produces a reduction of the obligation to Air Limo. In addition, most Company expenses are paid by Air Limo and the obligation is increased. These transactions resulted in a net reduction of the obligation to Air Limo during the year ended October 31, 2006 of $59,007. The obligation was reduced $52,332 during the year ended October 31, 2005. There were no noncash investing and financing activities during either year.

There was no cash paid for interest during these years. $1,910 was paid for state income taxes during the year ended October 31, 2006.

NOTE 8	COMMITMENTS AND CONTINGENCIES

a.	Dependence on Affiliate

Air Limo advances funds on behalf of the Company and its subsidiary to finance day-to-day operations. This arrangement could be terminated at any time by Air Limo, and these advances are due on demand. In addition, all Company revenue comes from commissions on revenue of the two facilities operated by Air Limo.

b.	Dependence on Lease Terms

The Ridgewood terminal, which is operated by Air Limo, is leased by Air Limo from the village of Ridgewood, New Jersey. This facility produced 90% of Company revenue during the year ended October 31, 2006. The initial lease term expired January 1, 1999.

The lease term of the Montvale facility will terminate January 31, 2011.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	July 31,	October 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$96	$215
Total current assets	96	215
Total assets	$96	$215
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$ - 0 -	$ - 0 -
Accrued expenses	- 0 -	574
Due to affiliate	340,000	355,430
Total current liabilities	340,000	356,004
Stockholders' deficit:
Common stock, $.0001 par value:
98,800,000 shares authorized;
2,277,922 and 2,427,922 issued and outstanding	228	243
Preferred stock, $.0001 par value:
1,200,000 shares authorized; none issued
Additional paid-in capital	410,161	425,146
Accumulated deficit	(750,293)	(781,178)

Total stockholders' deficit	(339,904)	(355,789)

Total liabilities and stockholders' deficit	$96	$215

The accompanying notes are an integral part of these financial statements (unaudited).

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTH PERIODS ENDED JULY 31

(UNAUDITED)

	2007	2006
Revenue	$28,183	$51,312
General, administrative and operating expenses	$12,283	$5,163
Gain on sale of subsidiary	(14,985)	- 0 -
Extraordinary legal fees	- 0 -	- 0 -
Net income	$30,885	$46,149
Income per common equivalent share - basic and diluted:	$.01	$.02

Weighted average number of common shares outstanding:	2,344,595	2,427,922

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED JULY 31

(UNAUDITED)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,885	$46,149
Adjustments to reconcile net income to net cash consumed by operating activities:
Other non-cash items - sale of subsidiary	(15,000)	-
Changes in current liabilities:
Decrease in accounts payable and accrued expenses	(574)	-
Decrease in amount due to Affiliate	(15,430)	(46,284)
Net cash consumed by operating activities	(119)	(135)

CASH FLOWS FROM INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES
Advance From Affiliate	-	100
(Decrease) in cash	(119)	(35)
Cash, beginning of period	215	96
Cash, end of period	$96	$61

SUPPLEMENTAL CASH FLOW INFORMATION

In March of 2007, the Company sold a subsidiary for 150,000 shares of its own stock that had been held by the Buyer.

The accompanying notes are an integral part of these financial statements.

AIR BROOK AIRPORT EXPRESS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JULY 31, 2007

NOTE 1	BASIS OF PRESENTATION

The unaudited interim consolidated financial statements of Air Brook Airport Express, Inc. and Subsidiary (“the Company”) as of July 31, 2007 and for the three month and nine month periods ended July 31, 2007 and 2006, have been prepared in accordance with the instructions for form 10-QSB and do not include all information in footnotes for a full presentation of financial position, results of operations, and cash flows in accordance with generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results of operations for the quarter and nine month period ended July 31, 2007 are not necessarily indicative of the results to be expected for the full fiscal year ending October 31, 2007.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended October 31, 2006, and with the Form 8K-SB filed with the Securities and Exchange Commission on March 12, 2007 and on July 6, 2007.

NOTE 2	LIQUIDITY AND CAPITAL RESOURCES

Pursuant to an agreement signed on February 4, 1991, the Company transferred all of its operating activities for its satellite terminal located in Ridgewood, New Jersey and, on July 1, 1991 its transportation equipment, to Air Brook Limousine, Inc. ("Air Limo"). Air Limo in return paid the Company a fee equal to ten percent (10%) of gross collections from such terminal.

On May 1, 1993, the Company entered into an agreement with Air Limo in which Air Limo agreed to open and operate a second satellite terminal located in the borough of Montvale, New Jersey. Pursuant to the agreement, Air Limo bore all costs of operating such terminal and paid the Company three percent (3%) of Air Limo's gross receipts from such terminal.

In March, 2007, Air Limo notified the Company that it had experienced extraordinary increases in the cost of performing the agreements, and advised the Company of its intent to cancel the contracts. As part of a settlement of issues, the Company entered into an Agreement and Plan of Reorganization dated March 8, 2007, pursuant to which, among other things, the Company has agreed that its wholly-owned subsidiary, A.B. Park & Fly, Inc. would be merged with and into a wholly-owned subsidiary of Air Limo, wherein the separate existence of A.B. Park & Fly, Inc. would cease. In consideration for the preceding, Air Limo agreed to deliver to the Company 150,000 shares of the Common Stock of the Company, which the Company canceled as outstanding shares. This merger was completed on March 15, 2007.

NOTE 2	LIQUIDITY AND CAPITAL RESOURCES (cont’d)

As a result thereof, the Company lost its source of revenue.

However, on August 10, 1993, the Company also entered into an agreement with Air Limo that stipulates that Air Limo would fund the Company's operations for as long as Air Limo deemed necessary and as long as Air Limo was financially able. Such advances are due on demand. While Air Limo may terminate such agreement at any time at its own discretion, Air Limo has not terminated this agreement.

The Company's consolidated financial statements have been prepared assuming that it will continue as a going concern. As shown in the consolidated financial statements, at July 31, 2007 the Company had a working capital deficiency of $339,904 as well as an accumulated deficit of $750,293. In addition the Company obtains its entire financial support from Air Limo, which is under the common control of the Company's majority stockholder. These factors, among other things, raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in operation.

NOTE 3	INCOME TAXES

Under Statement of Financial Accounting Standards No. 109, recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized. There were no remaining available net operating losses at October 31, 2006.

The provisions for current income taxes were $7,500 in the year ended October 31, 2006 and $7,855 in the year ended October 31, 2005. These provisions were offset by adjustments to the realization allowance, reducing to zero the income tax charge each year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant’s Certificate of Incorporation, as amended, provides that to the fullest extent permitted by Delaware law, its directors are not personally liable to the registrant or its stockholders for monetary damages for breach of their fiduciary duties. The effect of this provision of the registrant’s Certificate of Incorporation, as amended, is to eliminate its right and its stockholders’ rights (through stockholders' derivative suits on behalf of the registrant) to recover damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The registrant believes that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$700.19
Accounting fees and expenses	60,000.00	*
Legal fees and expenses	80,000.00	*
Miscellaneous	9,299.81	*
TOTAL	$150,000.00	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The registrant has sold unregistered securities within the past three years as follows:

On August 16, 2007, we issued 6,800,000 shares of our common stock to Lextra Management Group, Inc. in exchange for the forgiveness of a $340,000 outstanding accounts payable owed by us to Lextra. We relied on Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration for the sale of such shares.

On August 21, 2007, pursuant to the Asset Purchase Agreement dated August 21, 2007 between us and Lextra, we issued 2,000,000 shares of our common stock to Lextra in exchange for all of Lextra’s assets. We also forgave a $500,000 loan we made to Lextra as consideration for the assets. We relied on Section 4(2) of the Securities Act of 1933, as amended, for the exemption from registration for the sale of such shares.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean SportsQuest, Inc. (formerly Air Brook Airport Express, Inc.), a Delaware corporation.

Exhibit No.	Description

3.1	Certificate of Incorporation of SportsQuest, Inc. (restated in electronic format only as of August 20, 2007) (filed herewith)

3.2	Amended and Restated Bylaws of Air Brook Airport Express, Inc. dated August 16, 2007 (filed herewith)

5.1	Williams Mullen Opinion (to be filed by amendment)

10.1	Agreement and Plan of Reorganization by and among the Company, A.B. Park & Fly, Inc., Air Brook Limousine, Inc. and Airbrook Realty, Inc. dated March 8, 2007 (1)

10.2	Certificate of Merger of A.B. Park & Fly Corporation with and into Airbrook Realty, Inc. filed March 15, 2007 (2)

10.3	Agreement by and among the Company, Donald M. Petroski, Jeffrey M. Petroski, Barbara Petroski, Air Brook Limousine, Inc. and Lextra Management Group, Inc. dated June 26, 2007 (3)

10.4	Securities Purchase Agreement by and among the Company and AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.5	Form of Callable Secured Convertible Note by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.6	Form of Stock Purchase Warrant by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.7	Registration Rights Agreement by and among the Company, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.8	Callable Secured Note by Lextra Management Group, Inc. and issued to the Company dated August 16, 2007 (4)

10.9	Stock Issuance, Assumption and Release Agreement by and among Greens Worldwide Incorporated, the Company, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC dated August 17, 2007 (4)

10.10	Form of Promissory Note by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 17, 2007 (4)

10.11	Agreement for the Exchange of Stock by and among SportsQuest, Inc., Zaring-Cioffi Entertainment, LLC, ZCE, Inc. and Q-C Entertainment, LLC dated August 20, 2007 (5)

10.12	Asset Purchase Agreement between the Company and Lextra Management Group, Inc. dated August 21, 2007 (4)

10.13	Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated August 23, 2007 (5)

10.14	Registration Rights Agreement by and between the Company and Dutchess Private Equities Fund, Ltd. dated August 23, 2007 (5)

16.1	Letter from Robert G. Jeffrey, C.P.A. to the Securities and Exchange Commission, dated September 10, 2007 (6)

23.1	Consent of Williams Mullen (to be filed by amendment)

23.2	Consent of Robert G. Jeffrey, C.P.A. (filed herewith)

(1) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2007.
(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2007.
(3) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2007.
(4) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2007.
(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2007.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2007.

ITEM 28. UNDERTAKINGS.

The undersigned small business issuer hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lake Mary, State of Florida on September 14, 2007.

SPORTSQUEST, INC.

By:	/s/ R. Thomas Kidd

R. Thomas Kidd

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Thomas Kidd his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

By: /s/ R. Thomas Kidd R. Thomas Kidd	President, Chief Executive Officer and Director (principal executive, financial and accounting officer)	September 14, 2007

By: /s/ Rick Altmann	Director	September 14, 2007
Rick Altmann

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of SportsQuest, Inc. (restated in electronic format only as of August 20, 2007) (filed herewith)

3.2	Amended and Restated Bylaws of Air Brook Airport Express, Inc. dated August 16, 2007 (filed herewith)

5.1	Williams Mullen Opinion (to be filed by amendment)

10.1	Agreement and Plan of Reorganization by and among the Company, A.B. Park & Fly, Inc., Air Brook Limousine, Inc. and Airbrook Realty, Inc. dated March 8, 2007 (1)

10.2	Certificate of Merger of A.B. Park & Fly Corporation with and into Airbrook Realty, Inc. filed March 15, 2007 (2)

10.3	Agreement by and among the Company, Donald M. Petroski, Jeffrey M. Petroski, Barbara Petroski, Air Brook Limousine, Inc. and Lextra Management Group, Inc. dated June 26, 2007 (3)

10.4	Securities Purchase Agreement by and among the Company and AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.5	Form of Callable Secured Convertible Note by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.6	Form of Stock Purchase Warrant by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.7	Registration Rights Agreement by and among the Company, AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 16, 2007 (4)

10.8	Callable Secured Note by Lextra Management Group, Inc. and issued to the Company dated August 16, 2007 (4)

10.9	Stock Issuance, Assumption and Release Agreement by and among Greens Worldwide Incorporated, the Company, AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC dated August 17, 2007 (4)

10.10	Form of Promissory Note by the Company and issued to each of AJW Partners, LLC, AJW Master Fund, Ltd. and New Millennium Capital Partners II, LLC dated August 17, 2007 (4)

10.11	Agreement for the Exchange of Stock by and among SportsQuest, Inc., Zaring-Cioffi Entertainment, LLC, ZCE, Inc. and Q-C Entertainment, LLC dated August 20, 2007 (5)

10.12	Asset Purchase Agreement between the Company and Lextra Management Group, Inc. dated August 21, 2007 (4)

10.13	Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated August 23, 2007 (5)

10.14	Registration Rights Agreement by and between the Company and Dutchess Private Equities Fund, Ltd. dated August 23, 2007 (5)

16.1	Letter from Robert G. Jeffrey, C.P.A. to the Securities and Exchange Commission, dated September 10, 2007 (6)

23.1	Consent of Williams Mullen (to be filed by amendment)

23.2	Consent of Robert G. Jeffrey, C.P.A. (filed herewith)

(1) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2007.
(2) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2007.
(3) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2007.
(4) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2007.
(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 30, 2007.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 10, 2007.